Exhibit 10.1

SUMMARY SHEET OF EXECUTIVE CASH COMPENSATION

This Summary Sheet contains (i) the 2020 annual base salary rates and target percentages under the Key Officers Incentive Plan (the “KOIP”) adopted by the Board’s Human Resources and Compensation Committee (the “Committee”) on November 4, 2019 for the Company’s principal executive officer, principal financial officer and other named executive officers; (ii) the 2021 annual base salary rates and target percentages under the KOIP adopted on February 23, 2021 for the Company’s principal executive officer, principal financial officer and other named executive officers; (iii) the 2022 annual base salary rates for J. Mitchell Dolloff and Karl G. Glassman adopted on November 9, 2021; and (iv) information concerning the Business Unit Profit Sharing (the “BUPS”) Award Agreements granted to Steven K. Henderson.

Named Executive Officers	2020 Annual Base Salary Rate[1]	2021 Annual Base Salary Rate	2022 Annual Base Salary Rate
J. Mitchell Dolloff, President & COO (President & CEO, effective 1/1/2022)	$700,000	$800,000		$1,120,000
Karl G. Glassman, Chairman & CEO (Executive Chairman, effective 1/1/2022)	$1,225,000	$1,225,000		$750,000
Jeffrey L. Tate, EVP & CFO	$570,000	$600,000	$	TBD	[2]
Steven K. Henderson, EVP, President – Specialized Products and Furniture, Flooring & Textile Products	$530,000	$541,000	$	TBD	[2]
Scott S. Douglas, SVP – General Counsel & Secretary	$450,000	$480,000	$	TBD	[2]

[1]

The 2020 annual base salary rates were originally approved by the Committee on November 4, 2019. Because of various cost-cutting measures adopted by the Company in response to the economic downturn and uncertainty caused by the COVID-19 pandemic, the rates were reduced, effective April 12, 2020, by 50%. On June 29, 2020, effective July 5, 2020, the annual base salary rates were reinstated to their original levels.

[2]	Expected to be determined at the February 2022 Committee meeting.

The named executive officers are eligible to receive an annual cash incentive for 2021 under the 2020 KOIP (filed February 19, 2020 as Exhibit 10.1 to the Company’s Form 8-K) in accordance with the 2021 KOIP Award Formula, adopted on February 23, 2021 and attached as Exhibit 10.2 to the Company’s Form 8-K filed February 24, 2021. The Company’s named executive officers, including Mr. Dolloff and Mr. Glassman, are expected to be eligible to receive an annual cash incentive under the KOIP for 2022. The cash award for 2021 is, and for 2022 is expected to be, calculated by multiplying the executive’s annual base salary at the end of the KOIP plan year by a percentage set by the Committee (the “Target Percentage”), then applying the award formula adopted by the Committee for that year. The Award Formula in 2020 and 2021 established two performance criteria: (i) Return on Capital Employed (60% Relative Weight) and (ii) Cash Flow or Free Cash Flow for Mr. Henderson (40% Relative Weight). The 2022 KOIP Award Formula is expected to be adopted in February 2022.

The Target Percentages for 2020 and 2021 for our named executive officers, as well as the Target Percentages for Mr. Dolloff and Mr. Glassman in 2022, are shown in the following table.

Named Executive Officers	2020 KOIP Target Percentage	2021 KOIP Target Percentage	2022 KOIP Target Percentage
J. Mitchell Dolloff, President & COO (President & CEO, effective 1/1/2022)	100%	100%	125%
Karl G. Glassman, Chairman & CEO (Executive Chairman, effective 1/1/2022)	120%	125%	100%
Jeffrey L. Tate, EVP & CFO	80%	80%	TBD	[1]
Steven K. Henderson, EVP, President – Specialized Products and Furniture, Flooring & Textile Products	80%	80%	TBD	[1]
Scott S. Douglas, SVP – General Counsel & Secretary	60%	70%	TBD	[1]

[1]	Expected to be determined at the Committee meeting in February 2022.

Mr. Henderson accepted the 2018-2020 Business Unit Profit Sharing Award Agreement granted by the Company, which was filed February 24, 2021 as Exhibit 10.8 to the Company’s Form 8-K, and the 2019-2021 Business Unit Profit Sharing Award Agreement, which was filed February 24, 2021 as Exhibit 10.9 to the Company’s Form 8-K. Each of the agreements provides that Mr. Henderson will receive a cash payment equal to 1.50% of the incremental earnings before interest and taxes (“EBIT”), subject to certain adjustments and limitations, produced by the business units under his direction during the three-year performance period. On February 23, 2021, the Committee approved a cash payment of $51,282 to Mr. Henderson pursuant to the 2018-2020 BUPS Award Agreement.

The Company changed its vehicle policy resulting in the loss of use of a Company vehicle by each of the named executive officers. As part of this change, the Company approved cash payments of $800 per month in lieu of use of the vehicles for a 12-month period (beginning in the month the executive returns the vehicle to the Company, which can be no later than September 30, 2022).